Exhibit 99.2

Monogram Technologies Receives FDA Response for mBôs TKA System

Company to Conduct Clinical Trial to Produce Additional Information Within 180 Days

AUSTIN, TX – October 2, 2024 – Monogram Technologies Inc. (NASDAQ: MGRM) ("Monogram" or the "Company"), an AI-driven robotics company focused on improving human health with an initial focus on orthopedic surgery, today announced that it has received an Additional Information Request (“AIR”) from the U.S. Food and Drug Administration (“FDA”) on September 30, 2024, regarding its 510(k) premarket filing submission for the Company’s mBôs TKA System (the “Application”).

The Application was submitted on July 19, 2024, and passed the initial FDA Administrative Review. The FDA informed the Company that the FDA placed the Application on hold pending a complete response to the AIR. The FDA has informed the Company that the Company has 180 days from the date of the AIR to provide a complete response to the AIR or the FDA will consider the Application withdrawn.

“We believe this response provides more transparency for Monogram’s path forward toward obtaining clearance and ultimately commercialization,” said Ben Sexson, CEO of Monogram Technologies. “We feel the increased clarity regarding the potential suitability of Indian clinical data is de-risking. Having just closed our upsized and oversubscribed $13 million public offering, Monogram will continue to execute on our strategic objectives. With growing surgeon support and market interest, we continue to believe in our thesis for orthopedic robotics and the value proposition of our proposed active robotic system. The highest priority for the Company remains obtaining FDA clearance as quickly and economically as possible. Management believes the FDA feedback was comprehensive and provides a framework to execute.”

As the Company works to respond to the AIR, the Company, in parallel, will pursue a submission for its active modality with Outside the United States (“OUS”) clinical data as it continues to work through the AIR for its semi-active system.

“The Company has committed considerable resources to cadaveric system demos this quarter. We feel the surgeon feedback and market interest is greatest for our hands-free, fully active system. We are increasingly confident such system could be a game-changing advancement for the industry. This response provides more transparency for Monogram’s path forward toward obtaining clearance and ultimately commercialization,” Mr. Sexson continued.”

Upcoming Milestones

•	Obtain regulatory clearance to conduct clinical trials in India with strategic partner Shalby Hospitals, with clearance expected in early Q1 2025.
•	Conduct OUS live-patient surgery trials and submit clinical trial data to FDA, with clinical trials expected to include 92 total knee replacement procedures with a 3 month clinical follow-up.
•	Seek to obtain clearance for the mBôs™ TKA System.
•	Continue exploring domestic relationships.
•	Continue expanding international relationships (the Company will be exhibiting at Arab Health in January 2025).

About Monogram Technologies Inc.

Monogram Technologies (NASDAQ: MGRM) is an AI-driven robotics company focused on improving human health, with an initial focus on orthopedic surgery. The Company is developing a product solution architecture to enable patient-optimized orthopedic implants at scale by combining 3D printing, advanced machine vision, AI and next-generation robotics.

Monograms mBôs precision robotic surgical system is designed to autonomously execute optimized paths for high-precision insertion of its FDA-cleared mPress press-fit implants. The goal is well balanced better-fitting bone sparing knee replacements. The Company initially intends to produce and market robotic surgical equipment and related software, orthopedic implants, tissue ablation tools, navigation consumables, and other miscellaneous instrumentation necessary for reconstructive joint replacement procedures. Other clinical and commercial applications for the mBôs with mVision navigation are also being explored.

Monogram has obtained FDA clearance for mPress implants and applied for 510(k) clearance for its robotic products. The Company is required to obtain FDA clearance before it can market its products. Monogram cannot estimate the timing or assure the ability to obtain such clearances.

The Company believes that its mBôs precision robotic surgical assistants, which combine AI and novel navigation methods (mVision), will enable more personalized knee implants for patients, resulting in well balanced better-fitting knee replacements with bone sparing implants. Monogram anticipates that there may be other clinical and commercial applications for its navigated mBôs precision robot and mVision navigation.

To learn more, visit monogramtechnologies.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. For example, the Company's statement regarding the Company's proposed use of net proceeds is a forward-looking statement. Forward-looking statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements as a result of a number of factors, including those described in the prospectus and the Company's other filings with the SEC. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations

Chris Tyson

Executive Vice President

MZ North America

Direct: 949-491-8235

MGRM@mzgroup.us